EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Energy Focus, Inc.
Solon, OH

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 24, 2020, relating to the consolidated financial statements and financial statement schedule of Energy Focus, Inc., which is incorporated by reference in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

GBQ Partners LLC

Columbus, Ohio
April 8, 2020